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                                                                       Exhibit 5



                        VORYS, SATER, SEYMOUR AND PEASE
                       221 East Fourth Street, Suite 2100
                                   Atrium II
                                 P.O. Box 0236
                           Cincinnati, OH 45201-0236
                                 (513) 723-4000
                              (513) 723-4056 (Fax)




                               December 16, 1997



Board of Directors
Columbia Financial of Kentucky, Inc.
2497 Dixie Highway
Ft. Mitchell, Kentucky 41017-3085

Dear Ladies and Gentlemen:

   We are familiar with the proceedings taken and proposed to be taken by Columbia Financial of Kentucky, Inc. ("CFKY"), in connection with the issuance and sale by CFKY of up to 2,671,450 of its common shares, without par value (the "Common Shares"). The Common Shares are being offered by CFKY in connection with the conversion of Columbia Federal Savings Bank ("Columbia Federal") from a federally chartered mutual savings bank to a federally chartered permanent capital stock savings bank (the "Conversion").

   CFKY has been incorporated at the direction of Columbia Federal for the purpose of purchasing all of the capital stock to be issued by Columbia Federal in connection with the Conversion. We have assisted Columbia Federal with matters related to the incorporation and organization of CFKY. In addition, we have collaborated in the preparation of the Registration Statement on Form S-1 (the "Registration Statement") to be filed by CFKY with the Securities and Exchange Commission for the registration of the Common Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.

   Based upon the foregoing, we are of the opinion that CFKY is a duly organized and legally existing corporation under the laws of the State of Ohio. Assuming compliance with applicable federal and state securities laws, we are also of the opinion that the Common Shares to be issued and sold by CFKY, when the purchase orders have been accepted and the purchase price for the Common Shares has been paid in money as specified in the Registration Statement


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Board of Directors
December 16, 1997
Page 2


when it shall become effective, will be validly issued and outstanding, fully paid and non-assessable. Notwithstanding the foregoing, until payments are received by CFKY from the Columbia Financial of Kentucky, Inc., Employee Stock Ownership Plan (the "ESOP") in accordance with the terms of a loan agreement to be entered into by and between CFKY and the ESOP, shares for which payment in money has not been received will not be fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                                         Very truly yours,



                                         /s/Vorys, Sater, Seymour and Pease